Exhibit 10.1

AMENDMENT NO. 3

TO THE

BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 3 (this “Amendment”), dated as of August 8, 2022, to the Business Combination Agreement, dated as of September 19, 2021, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of February 11, 2022 and Amendment No. 2 to the Business Combination Agreement, dated as of May 13, 2022 (as amended, the “Business Combination Agreement”), is by and among Cartesian Growth Corporation, an exempted company incorporated under the laws of the Cayman Islands (“SPAC”), Rook MS LLC, a Delaware limited liability company (“Umbrella Merger Sub” and, together with SPAC, the “Cartesian Entities”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT” and, together with TIG GP, the “TIG Entities”), Alvarium Investments Limited, an English private limited company (“Alvarium” and, together with TWMH and the TIG Entities, the “Companies” each a “Company”), and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“Umbrella”). Each of the Cartesian Entities, the Companies and Umbrella shall individually be referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.

WHEREAS, Section 12.04 of the Business Combination Agreement provides for the amendment of the Business Combination Agreement in accordance with the terms set forth therein; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

1.    Amend and Restate the definition “Indebtedness”. The definition “Indebtedness” set forth in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

““Indebtedness” means for any person and its Subsidiaries, on a consolidated basis, an amount equal to, without duplication, (a) indebtedness for borrowed money of such person and its Subsidiaries, including indebtedness evidenced by any note, bond, debenture, mortgage, letter of credit, performance bond or other debt instrument or debt security, (b) net obligations of such person and its Subsidiaries in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange (other than any such amounts that are accounted for (in accordance with applicable accounting standards) as working capital current liabilities), (c) obligations of such person and its Subsidiaries under capitalized leases, (d) any deferred purchase price liabilities such person and its Subsidiaries related to past acquisitions, whether or not represented by a note, earn-out or contingent purchase payment or otherwise (other than any such amounts that are accounted for (in accordance with applicable accounting standards) as working capital current liabilities) but excluding any such deferred purchase price liabilities of (i) Alvarium (or an Alvarium Subsidiary) in connection with the potential acquisitions set forth on Sections 6.03(b)(A) and 6.03(b)(B) of the Alvarium Disclosure Schedule, (ii) TWMH, Tiedemann Constantia AG or another TWMH Subsidiary in connection with the potential acquisition set forth on Section 9.01(b)(vi) of the TWMH Disclosure Schedule, or (iii) TIG MGMT in connection with the potential acquisition set forth on Section 9.02(b)(vi) of the TIG Disclosure Schedule, (e) obligations of such person and its Subsidiaries under or in connection with off balance sheet financing arrangements, and (f) all amounts (including for the avoidance of doubt, the principal amounts, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties) and obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which such person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For the avoidance of doubt, Indebtedness shall not include any Indebtedness of any Affiliated Managers, nor shall Indebtedness include any debt incurred in connection with any of the acquisitions set forth in clauses (d)(i), (ii) or (iii) above. Notwithstanding the foregoing, in the case of Alvarium (or an Alvarium Subsidiary), Indebtedness shall not include the liabilities incurred or assumed by Alvarium (or the applicable Alvarium Subsidiary) in connection with the acquisition by Amalfi Bidco Limited of Prestbury Investment Partners Limited dated July 11, 2022, which such liabilities are not expected to exceed an aggregate amount of GBP 50 million.”

2.    Amend and Restate Section 3.07(a). Section 3.07(a) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(a)    Alvarium Shareholders Earn-Out Consideration. At Closing, in addition to the consideration to be received pursuant to Section 3.03(a), SPAC shall issue 2,100,000 shares of SPAC Class A Common Stock of the Alvarium Shareholders Earn-Out Consideration to the Alvarium Shareholders in accordance with, and pursuant to, the Alvarium Payment Spreadsheet. Following the Closing, in addition to the consideration to be received pursuant to Section 3.03(a) and the first sentence of this Section 3.07(a), if, at any time during the period following the Closing and expiring on the fifth anniversary of the Closing Date (the “Earn-Out Period”), (i) the VWAP of the shares of SPAC Class A Common Stock equals or exceeds $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “First Level Earn-Out Target”), then as soon as possible and in any event within ten (10) Business Days following the achievement of the First Level Earn-Out Target, SPAC shall issue 50% of the excess of the Alvarium Shareholders Earn-Out Consideration over 2,100,000 shares of SPAC Class A Common Stock to the Alvarium Shareholders in accordance with, and pursuant to, the Alvarium Payment Spreadsheet and (ii) the VWAP of the shares of SPAC Class A Common Stock equals or exceeds $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Second Level Earn-Out Target” and, together with the First Level Earn-Out Target, the “Earn-Out Targets”), then as soon as possible and in any event within ten (10) Business Days following the achievement of the Second Level Earn-Out Target, SPAC shall issue 50% of the excess of the Alvarium Shareholders Earn-Out Consideration over 2,100,000 shares of SPAC Class A Common Stock to the Alvarium Shareholders in accordance with, and pursuant to, the Alvarium Payment Spreadsheet. Notwithstanding the foregoing, none of the Alvarium Shareholders Earn-Out Consideration issuable pursuant to this Section 3.07(a) shall be released to any Alvarium Shareholder who is required to file a notification pursuant to the HSR Act or under any applicable Antitrust Laws until any applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws has expired or been terminated. Prior to the issuance of any Alvarium Shareholders Earn-Out Consideration, if applicable, Alvarium shall provide notice to SPAC regarding (a) any such Alvarium Shareholder that is required to make a filing pursuant to the HSR Act or applicable Antitrust Laws and (b) the expiration or termination of the applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws and, as soon as possible and in any event within ten (10) Business Days of such expiration or termination, SPAC shall issue to the applicable Alvarium Shareholders Earn-Out Consideration to such Alvarium Shareholder in accordance with, and pursuant to, the Alvarium Payment Spreadsheet. In the event that any mandatory consent, clearance, approval or expiration or termination of any mandatory waiting period under Antitrust Laws is not received or satisfied in respect of an applicable Alvarium Shareholder (who was required to submit an antitrust filing in accordance with this Section 3.07(a)), Alvarium, SPAC and the Alvarium Shareholder shall use their reasonable best efforts to agree on a structure (or other solution) (such as the implication of “voting cutbacks” or other similar solutions) so as to mitigate the requirement for such Alvarium Shareholder to make a filing pursuant to the HSR or applicable Antitrust Laws (but which shall not, for the avoidance of doubt, require any such party to divest of any asset or accept any other conditions of approval or consent of a Governmental Authority other than in their absolute discretion). In lieu of such Parties being able to agree on any such solution, the SPAC shall, subject always to (x) any covenants or restrictions placed on the SPAC (and its Subsidiaries at such time) by any of the SPAC’s (or its Subsidiaries’) financing agreements, (y) the SPAC having available cash on hand to satisfy such payment, and (z) the sole and absolute discretion of the SPAC’s board of directors, pay an amount to such Alvarium Shareholder in lieu of the issuance of such Alvarium Shareholder’s portion of the Alvarium Shareholders Earn-Out Consideration equal to the Alvarium Shareholder’s portion of the Alvarium Shareholders Earn-Out Consideration that such Alvarium Shareholder would otherwise have been entitled;”

ARTICLE II

MISCELLANEOUS

1.    No Further Amendment. Except as expressly amended hereby, the Business Combination Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein.

2.    Effect of Amendment. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby.

3.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Amendment shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan.

4.    Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

5.    Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

CARTESIAN GROWTH CORPORATION

By:	/s/ Peter Yu
Name: Peter Yu Title: Chief Executive Officer

ROOK MS LLC

By:	/s/ Peter Yu
Name: Peter Yu Title: President

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann Title: Chief Executive Officer

TIG TRINITY GP, LLC

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann Title: Managing Member

TIG TRINITY MANAGEMENT, LLC

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann Title: Managing Member

ALVARIUM INVESTMENTS LIMITED

By:	/s/ Alexander de Meyer
Name: Alexander de Meyer Title: CEO

ALVARIUM TIEDEMANN CAPITAL, LLC

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann Title: Managing Member